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                              EMPLOYMENT AGREEMENT


                    THIS AGREEMENT ("Agreement"), dated as of July 1, 2000, between THE ESTEE LAUDER COMPANIES INC., a Delaware corporation (the "Company"), and LEONARD A. LAUDER, a resident of New York, New York (the "Executive").

                               W I T N E S S E T H

                  WHEREAS, the Company and its subsidiaries are principally engaged in the business of manufacturing, marketing and selling prestige skin care, makeup, hair care and fragrance products and related services (the "Business"); and

                  WHEREAS, the Company desires to continue to retain the services of the Executive in the capacities of Director and Chairman of the Board of Directors, and the Executive desires to provide such services in such capacities to the Company, upon the terms and subject to the conditions hereinafter set forth; and

                  WHEREAS, the Compensation Committee of the Board of Directors of the Company (the Compensation Committee") has approved the terms of this Agreement;

                  NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment Term.

 The Company hereby agrees to employ the Executive as a senior executive, and the Executive hereby agrees to enter into such employment as a senior executive of the Company, and the Company shall use its best efforts and powers to sustain and continue the Executive's election as a Director and Chairman of the Board of Directors of the Company, for the period commencing on July 1, 2000 and ending when terminated pursuant to Section 5 hereof (the "Term of Employment"). The twelve-month period commencing July 1, 2000 shall be the "First Contract Year" hereunder, and subsequent twelve-month periods shall be subsequent Contract Years.

2. Duties and Extent of Services.

(a) During the Term of Employment, the Executive shall serve as a senior executive of the Corporation and, if elected, as a Director and the Chairman of the Board of Directors and, in such capacities, shall render such, executive, managerial, administrative and other services as customarily are associated with and incident to such positions, and as the Company may, from time to time, reasonably require of him consistent with such positions. The Executive shall be obligated to report only to the Board of Directors in connection with the performance of his duties and responsibilities hereunder.


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(b) The Executive shall serve as a Director of the Company if elected to such position in accordance with law and hold such other positions and executive offices of the Company and/or of any of the Company's subsidiaries or affiliates as may from time to time be authorized by the Board of Directors of the Company, provided that each such position shall be commensurate with the Executive's standing in the business community as Chairman of the Board of Directors of the Company. The Executive shall not be entitled to any compensation other than the compensation provided for herein for serving during the Term of Employment as a Director of the Company or in any other office or position of the Company, or any of its subsidiaries or affiliates, unless the Board of Directors of the Company shall have specifically approved such additional compensation.

(c) The Executive shall be an employee of the company and diligently perform to the best of his ability all of the duties required of him as Chairman of the Board of Directors, and in the other positions or offices of the Company or its subsidiaries or affiliates required of him hereunder. Notwithstanding the foregoing provisions of this section, the Executive may participate in charitable, civic, political, social, trade, or other non-profit organizations to the extent such participation does not materially interfere with the performance of his duties hereunder, and may serve as a non-management director of business corporations (or in a like capacity in other for-profit organizations) so long as it does not materially interfere with the Executive's obligations hereunder.

(d) In connection with his employment hereunder, the Executive shall continue to be accorded such benefits and secretarial administrative support as heretofore have been and currently are being accorded to the Executive, including, but not limited to, the use at all times of office space and the furnishings currently contained therein. Upon his retirement, the Executive shall be entitled for the remainder of his life to continue to use his then existing office space and conference rooms as well as to have continued secretarial administrative support. If the Company's executive offices should relocate to new corporate headquarters, the Executive shall be entitled to receive comparable support services and office facilities, in terms of size and location, to those he then possesses.

3.  Compensation.

(a) Base Salary. As compensation for all services to be rendered pursuant to this Agreement and as payment for the rights and interests granted by the Executive hereunder, the Company shall pay or cause any of its subsidiaries to pay the Executive a base salary (the "Base Salary") of $ 1,800,000 which shall be payable in accordance with the regular payroll policies of the Company in effect from time to time.

(b) Incentive Bonus Compensation. During the Term of Employment, the Executive shall participate in the Company's Annual Incentive Plan (the "Bonus Plan") or in any successor incentive bonus plans or programs hereinafter adopted which provide for the payment of incentive compensation to the Company's senior officers. Any awards thereunder shall be at the discretion of the Compensation Committee.


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(c) Share Incentive Plan. The Executive shall be entitled to participate in the
Company's Fiscal 1999 Share Incentive Plan and any successor plan in which senior executive officers of the Company are eligible to participate (the "Share Incentive Plan"); provided that any such participation shall be at the discretion of the Compensation Committee.

(d) Deferral. The Executive may elect to defer payment of all or any part of the incentive bonus compensation amount payable in accordance with Section 3(b) hereof with respect to any Contract Year during the Term of Employment, by giving the Company written notice thereof not later than March 31 of such Contract Year. Additionally, in the event that in respect of any fiscal year of the Company any amount of Base Salary, any amount of incentive bonus compensation or any other amount payable to the Executive hereunder or otherwise shall, either alone or in combination with other amounts payable hereunder or otherwise, result in a payment by the Company that shall not be currently deductible by it pursuant to the provisions of Section 162 (m) of the Internal Revenue Code, as amended (the "Code"), or like or successor provisions (a "Non-Deductible Amount"), the Company may elect to defer the payment of the Non-Deductible Amount. Any amounts, so deferred, either by election of the Executive or by election of the Company, shall be credited to a bookkeeping account in the name of the Executive as of the date scheduled for payment hereunder. Such amounts shall be credited with interest as of each June 30 during the term of deferral, compounded annually, at a rate per annum equal to the annual rate of interest announced by Citibank, N.A. in New York, New York as its base rate in effect on such June 30, but in no event shall such rate exceed 9% (the "Base Rate"). The entire amount credited to such bookkeeping account shall be paid to the Executive on a date to be chosen by the Company, but in no event later than January 1 following the termination of the Executive from employment with the Company.

(e) Prior Deferred Arrangement. In connection with the Executive's prior employment agreement, dated as of July 1, 1995 (the "Prior Agreement"):

    (i) amounts that accrued under the agreement, dated as of July 1, 1971, between the Executive and Estee Lauder Inc. ("ELI"), amended as of December 23, 1993 (the "Deferred Compensation Agreement"), were fixed at $9,201,200 (the "Balance");

    (ii) the Executive relinquished any and all of his rights under the Deferred Compensation Agreement; and

    (iii) the Company agreed to cause ELI to pay to the Executive in the form of a 10-year certain annuity the Balance increased from July 1, 1995 by a rate per annum equal to the Base Rate compounded annually (the "Payout").

The Company hereby reconfirms the obligation of ELI in respect of the annuity as follows:

    (A) to continue to increase the Balance ($13,707,713 at July 1, 2000) by a rate per annum equal to the Base Rate compounded annually; and


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    (B)    to begin to make the annuity payments related to the Payout on the earliest to occur of the Executive's retirement, death and March 19, 2003 and monthly thereafter.

In connection with the Payout, (x) the annuity payments shall be made to the Executive, and if he is not living, then to his wife, Evelyn Lauder, and if she is not living, to the Executive's estate and (y) ELI shall be entitled to apply any amounts then due and owing to the Executive (or the Executive's wife or estate, as the case may be) under Section 3(e) hereof to the repayment of any debts the Executive has to the Company or ELI; provided, however, that such amounts shall be so applied only to the extent of such amounts then due and owing to the Executive in accordance with Section 3(e) hereof.

4. Benefits.

(a) Standard Benefits. During the Term of Employment the Executive shall be entitled to (i) participate in any and all benefit programs and arrangements now in effect and hereinafter adopted and made generally available by the Company to its senior officers, including but not limited to The Estee Lauder Inc Incentive Thrift Plan (the "Thrift Plan"), the Estee Lauder Retirement Growth Account Plan (the "Qualified Plan"), the related Estee Lauder Inc. Benefit Restoration Plan (the "Non-Qualified Plan"), contributory and noncontributory Company welfare and benefit plans, disability plans, and medical, death benefit and life insurance plans for which the Executive shall be eligible, or may become eligible during the Term of Employment; (ii) participate in the Company's automobile program now in effect and hereinafter adopted and generally made available by the Company to its executive officers; and (iii) paid vacation during each year of the Term of Employment in accordance with the policies and procedures of the Company as in effect from time to time for its senior officers. Reference to the Company's benefit programs and arrangements or plans shall include applicable programs, arrangements or plans of the Company or its subsidiaries.

(b) Expenses. The Company agrees to reimburse the Executive for all reasonable and necessary travel (including first class air fare), business entertainment and other business out-of-pocket expenses incurred or expended by him in connection with the performance of his duties hereunder upon presentation of proper expense statements or vouchers or such other supporting information as the Company may reasonably require of the Executive.

5. Termination.

(a) Permanent Disability. In the event of the "permanent disability" (as hereinafter defined) of the Executive during the Term of Employment, the Company shall have the right, upon written notice to the Executive, to terminate the Executive's employment hereunder, effective upon the giving of such notice (or such later date as shall be specified in such notice). In the event of such termination, the Company shall have no further obligations hereunder, except that the Executive shall be entitled (i) to receive any amounts or benefits to which the Executive may otherwise have been entitled to


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hereunder prior to the effective date of termination; (ii) to be paid his Base
Salary under Section 3(a) hereof for a period of two (2) years from the effective date of termination; provided, however, that the Company shall only be required to pay that amount of the Executive's Base Salary which shall exceed payments, if any, to the Executive under pension or long-term disability plans of the Company; and (iii) to receive bonus compensation for the period during which Base Salary shall continue to be paid at an annual rate equal to the average of actual bonuses paid or payable to Executive during the Term of Employment in accordance with Section 3(b) hereof, or, if no such bonus has been paid or is payable as of the date of such termination, at an annual rate equal to his Base Salary under Section 3(a) hereof (the "Calculated Bonus Rate"). In addition, upon termination for permanent disability, the Executive shall continue to participate in any and all pension, insurance and other benefit plans and programs of the Company during the period the Executive is continuing to receive his Base Salary. Thereafter, the Executive's rights to participate in such programs and plans, or to receive similar coverage, if any, shall be as determined under such programs. For purposes of this paragraph, "permanent disability" means any disability as defined under the Company's applicable disability insurance policy or, if no such policy is available, any physical or mental disability or incapacity that renders the Executive incapable of performing the services required of him in accordance with his obligations under
Section 2 hereof for a period of six (6) consecutive months or for shorter periods aggregating six (6) months during any twelve-month period.

(b) Death. In the event of the death of the Executive during the Term of Employment, the Company shall have no further obligations hereunder, except to pay, for a period of one (1) year from the date on which the death occurs, the Executive's beneficiary or legal representative (i) the Executive's Base Salary under Section 3(a) hereof; (ii) bonus compensation at the Calculated Bonus Rate; and (iii) any other amounts to which the Executive otherwise would have been entitled hereunder prior to the date of his death or which become payable by reason of his death. Any payments to be made pursuant to the Payout referred to in Section 3(e) shall be made in accordance with that Section.

(c) Cause. The Company shall have the right, upon written notice to the Executive, to terminate the Executive's employment under this Agreement for "Cause" (as hereinafter defined), effective upon the giving of such notice (or such later date as shall be specified in such notice), and the Company shall have no further obligations hereunder, except to pay the Executive any amounts otherwise payable pursuant to Section 3 hereof and provide the Executive any benefits to which the Executive may otherwise have been entitled, in each case, prior to the effective date of termination. The Executive's right to participate in any of the Company's retirement, insurance and other benefit plans and programs shall be as determined under such programs and plans.

For purposes of this Agreement, "Cause" means:

(i) fraud, embezzlement or gross insubordination on the part of the Executive or material breach by the Executive of his obligations under Section 6 or 7 hereof;


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(ii) conviction of or the entry of a plea of nolo contendere by the Executive for any felony;

(iii) a material breach of, or the willful failure or refusal by the Executive to perform and discharge, his duties, responsibilities or obligations under this Agreement (other than under Sections 6 and 7 hereof, which shall be governed by clause (i) above, and other than by reason of disability or death) that is not corrected within thirty (30) days following written notice thereof to the Executive by the Company, such notice to state with specificity the nature of the breach, failure or refusal; provided that if such breach, failure or refusal cannot reasonably be corrected within thirty (30) days of written notice thereof, correction shall be commenced by the Executive within such period and may be corrected within a reasonable period thereafter; or

(iv) any act of moral turpitude or willful misconduct by the Executive which (A) is intended to result in substantial personal enrichment of the Executive at the expense of the Company or any of its subsidiaries or affiliates or (B) has a material adverse impact on the business or reputation of the Company, or any of its subsidiaries or affiliates (such determination to be made by the Company's Board of Directors in its reasonable judgment).

(d) Termination Without Cause. The Company shall have the right, upon sixty (60) days' written notice given to the Executive, to terminate Executive's employment for any reason whatsoever. In the event of such termination, for a period of three (3) years from the effective date of termination, the Executive shall be entitled as damages to (i) receive his Base Salary as established under Section 3(a) hereof; (ii) receive bonus compensation at the Calculated Bonus Rate; and
(iii) participate in all pension, insurance and other benefit plan programs or arrangements on terms identical to those applicable to other senior officers of the Company. In the event of termination pursuant to this Section 5(d), the Executive shall have no obligation to mitigate his damages.

(e) Termination by Executive. The Executive shall have the right, exercisable at any time, to terminate his employment for any reason whatsoever, upon six (6) months written notice to the Company. In the event of such termination, for a period of six (6) months from the effective date of such termination, the Executive shall be entitled to receive his (i) Base Salary as established under
Section 3(a) hereof; and (ii) bonus compensation at the Calculated Bonus Rate.

(f) Change of Control.

    (i)    Definitions. For purposes of this Agreement,

           (A) a "Change of Control" shall be deemed to have occurred upon any of the following events:

                 (1) a change in control of the direction and administration of the Company's business of a nature that would be required to be reported in response to


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Item 6(e) of Schedule 14A of Regulation 14(A) promulgated under the Securities
Exchange Act of 1934, as amended; or

                 (2) during any period of two (2) consecutive years, the individuals who at the beginning of such period constitute the Company's Board of Directors or any individuals who would be "Continuing Directors" (as defined below) cease for any reason to constitute a majority thereof; or

                 (3) the Company's Class A Common Stock shall cease to be publicly traded; or

                 (4) the Company's Board of Directors shall approve a sale of all or substantially all of the assets of the Company, and such transaction shall have been consummated; or

                 (5) the Company's Board of Directors shall approve any merger, consolidation, or like business combination or reorganization of the Company, the consummation of which would result in the occurrence of any event described in Section 5(f)(i)(A)(2) or (3) above, and such transaction shall have been consummated.

           Notwithstanding the foregoing, (X) changes in the relative beneficial ownership among members of the Lauder family and family-controlled entities shall not, without other changes that would constitute a Change in Control, constitute a Change of Control of the Company, (Y) any spin-off of a division or subsidiary of the Company to its stockholders shall not constitute a Change of Control of the Company.

           (B) "Continuing Directors" shall mean (1) the directors in office on January 1, 2000 and (2) any successor to such directors and any additional director who after January 1, 2000 was nominated or elected by a majority of the Continuing Directors in office at the time of his or her nomination or election.

           (C) "Good Reason" means the occurrence of any of the following, without the express written consent of the Executive, after the occurrence of a Change in Control:

                 (1) (a) the assignment to the Executive of any duties inconsistent in any material adverse effect with the Executive's position, authority or responsibilities as contemplated by Section 2 hereof, or (b) any other material adverse change in such position, including title, authority or responsibilities;

                 (2) any failure by the Company to comply with any provisions of Sections 3 or 4 hereof, other than an insubstantial or inadvertent failure remedied by the Company promptly after receipt of notice thereof given by the Executive;

                 (3) the Company's requiring the Executive to be based at any office or location more than 50 miles from that location at which he performed his


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services specified under the provisions of Section 2 immediately prior to the
Change in Control, except for travel reasonably required in the performance of the Executive's responsibilities; or

                 (4) any failure by the Company to obtain the assumption and agreement to perform this Agreement by a successor as contemplated by Section 13.

           (ii) Termination for Good Reason. Following the occurrence of a Change of Control, the Executive may terminate his employment for Good Reason. Such termination shall be deemed to be a termination without cause and shall be controlled by the provisions of Section 5(c) hereof.

(g) Certain Payments by the Company.

    (i) In the event that any amount or benefit paid or distributed to the Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to the Executive by the Company or any affiliated company (collectively, the "Covered Payments"), are or become subject to the tax (the "Excise Tax") imposed under Section 4999 of the Code, or any similar tax that may hereafter be imposed, the Company shall pay to the Executive at the time specified in Section 5(g)(v) below an additional amount (the "Tax Reimbursement Payment") such that the net amount retained by the Executive with respect to such Covered Payments, after deduction of any Excise Tax on the Covered Payments and any Federal, state and local income or employment tax and Excise Tax on the Tax Reimbursement Payment provided for by this Section 5(g), but before deduction for any Federal, state or local income or employment tax withholding on such Covered Payments, shall be equal to the amount of the Covered Payments.

    (ii) For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax,

           (A) such Covered Payments will be treated as "parachute payments" within the meaning of Section 280G of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Section 28OG(b) (3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of the Company's independent certified public accountants appointed prior to the date of the Change in Control or tax counsel selected by such Accountants (the "Accountants"), the Company has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute "parachute payments" or represent reasonable compensation for personal services actually rendered (within the meaning of Section 28OG(b)(4)(B) of the Code) in excess of the allocable "base amount," or such "parachute payments" are otherwise not subject to such Excise Tax, and


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           (B)   the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

    (iii) For purposes of determining the amount of the Tax Reimbursement Payment, the Executive shall be deemed to pay:

           (A) Federal income, social security, Medicare and other employment taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the Tax Reimbursement Payment is to be made, and

           (B) any applicable state and local income or other employment taxes at the highest applicable marginal rate of taxation for the calendar year in which the Tax Reimbursement Payment is to be made, net of the maximum reduction in Federal income taxes which could be obtained by Executive from the deduction of such state or local taxes if paid in such year.

    (iv) In the event that the Excise Tax is subsequently determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to be less than the amount taken into account hereunder in calculating the Tax Reimbursement Payment made, the Executive shall repay to the Company, at the time of such determination, the portion of such prior Tax Reimbursement Payment that would not have been paid if such reduced Excise Tax had been taken into account in initially calculating such Tax Reimbursement Payment, plus interest on the amount of such repayment at the rate provided in
Section 1274(b)(2)(b) of the Code. Notwithstanding the foregoing, in the event any portion of the Tax Reimbursement Payment to be refunded to the Company has been paid to any Federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed interest received or credited to the Executive by such tax authority for the period it held such portion. The Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if the Executive's good faith claim for refund or credit is denied.

    In the event that the Excise Tax is later determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment), the Company shall make an additional Tax Reimbursement Payment in respect of such excess (plus any interest or penalty payable with respect to such excess) at the time that the amount of such excess is finally determined.

    (v)    The Tax Reimbursement Payment (or portion thereof) provided for in
Section 5(g)(i) above shall be paid to the Executive not later than 10 business days following the payment of the Covered Payments; provided, however, that if the amount


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of such Tax Reimbursement Payment (or portion thereof) cannot be finally determined on or before the date on which payment is due, the Company shall pay to the Executive by such date an amount estimated in good faith by the Accountants to be the minimum amount of such Tax Reimbursement Payment and shall pay the remainder of such Tax Reimbursement Payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined, but in no event later than 45 calendar days after payment of the related Cover Payment. In the event that the amount of the estimated Tax Reimbursement Payment exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth business day after written demand by the Company for payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

    (vi) The Company shall pay directly or reimburse Executive for the cost of hiring his own accounting and/or legal experts in connection with any determinations to be made as to the amounts of the Covered Payments and/or the Tax Reimbursement Payment; provided, however, that the Company shall not be required to make any such payments in excess of $20,000. The provisions of this
Section 5(g) shall survive Executive's termination of employment hereunder.

(h) Effect of Termination. Upon the termination of the Executive's employment hereunder for any reason, the Company shall have no further obligations hereunder, except as otherwise provided herein. The Executive, however, shall continue to have the obligations provided for in Sections 6 and 7 hereof. Furthermore, upon such termination, the Executive shall be deemed to have resigned immediately as a senior executive of the Company (but not as Chairman of the Board of Directors of the Company or as a director) and from all offices and directorships held by him in any subsidiaries of the Company; provided, however, that the Executive's directorship of the Company shall be controlled by that certain Stockholders' Agreement, dated as of November 22, 1995, as amended, by and among the Company, the Executive, Ronald S. Lauder and the other persons or entities party thereto, as it may be amended from time to time (the "Stockholders' Agreement").

6. Confidentiality; Ownership.

(a) The Executive agrees that he shall forever keep secret and retain in strictest confidence and not divulge, disclose, discuss, copy or otherwise use or suffer to be used in any manner, except in connection with the Business of the Company and the businesses of any of its subsidiaries or affiliates, any "Protected Information" in any "Unauthorized" manner or for any Unauthorized purpose (as such terms are hereinafter defined). Furthermore, the Executive acknowledges that he has no right to use the "Lauder" name, or any variation, combination or derivation thereof, in the fragrance, make-up, skin care or other personal care products businesses, or in any such way that would likely cause confusion with the Company's or any of its subsidiaries' products.


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(i)"Protected Information" means trade secrets, confidential or proprietary information and all other knowledge, know-how, information, documents or materials owned, developed or possessed by the Company or any of its subsidiaries or affiliates, whether in tangible or intangible form, pertaining to the Business of the Company or the businesses of any of its subsidiaries or affiliates, including, but not limited to, research and development operations, systems, data bases, computer programs and software, designs, models, operating procedures, knowledge of the organization, products (including prices, costs, sales or content), processes, formulas, techniques, machinery, contracts, financial information or measures, business methods, business plans, details of consultant contracts, new personnel acquisition plans, business acquisition plans, customer lists, business relationships and other information owned, developed or possessed by the Company or its other subsidiaries or affiliates, except as required in the course of performing duties hereunder; provided that Protected Information shall not include information that becomes generally known to the public or the trade without violation of this Section 6.

(ii) "Unauthorized" means: (A) in contravention of the policies or procedures of the Company or any of its subsidiaries or affiliates; (B) otherwise inconsistent with the measures taken by the Company or any of its subsidiaries or affiliates to protect their interests in any Protected Information; or (C) in contravention of any duty existing under law or contract. Notwithstanding anything to the contrary contained in this Section 6, the Executive may disclose any Protected Information to the extent required by court order or decree or by the rules and regulations of a governmental agency or as otherwise required by law; provided that the Executive shall provide the Company with prompt notice of such required disclosure in advance thereof so that the Company may seek an appropriate protective order in respect of such required disclosure.

(b) The Executive acknowledges that all developments, including, without limitation, inventions (patentable or otherwise), discoveries, formulas, improvements, patents, trade secrets, designs, reports, computer software, flow charts and diagrams, procedures, data, documentation, ideas and writings and applications thereof relating to the Business or planned business of the Company or any of its subsidiaries or affiliates that, alone or jointly with others, the Executive may conceive, create, make, develop, reduce to practice or acquire during the Term of Employment (collectively, the "Developments") are works made for hire and shall remain the sole and exclusive property of the Company and the Executive hereby assigns to the Company, in consideration of the payments set forth in Section 3(a) hereof, all of his right, title and interest in and to all such Developments. The Executive shall promptly and fully disclose all future material Developments to the Board of Directors of the Company and, at any time upon request and at the expense of the Company, shall execute, acknowledge and deliver to the Company all instruments that the Company shall prepare, give evidence and take all other actions that are necessary or desirable in the reasonable opinion of the Company to enable the Company to file and prosecute applications for and to acquire, maintain and enforce all letters, patent and trademark registrations or copyrights covering the Developments in all countries in which the same are deemed necessary by the Company. All memoranda, notes, lists, drawings, records, files,


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computer tapes, programs, software, source and programming narratives and other documentation (and all copies thereof) made or compiled by the Executive or made available to the Executive concerning the Developments or otherwise concerning the Business or planned business of the Company or any of its subsidiaries or affiliates shall be the property of the Company or such subsidiaries or affiliates and shall be delivered to the Company or such subsidiaries or affiliates promptly upon the expiration or termination of the Term of Employment.

(c) The provisions of this Section 6 shall, without any limitation as to time, survive the expiration or termination of the Executive's employment hereunder, irrespective of the reason for any termination.

7. Covenant Not to Compete. Subject to the last sentence of this Section 7, the Executive agrees that during the Term of Employment and, for his lifetime thereafter, the Executive shall not, directly or indirectly, without the prior written consent of the Company:

(a) solicit, entice, persuade or induce any employee, consultant, agent or independent contractor of the Company or of any of its subsidiaries or affiliates to terminate his or her employment with the Company or such subsidiary or affiliate, to become employed by any person, firm or corporation other than the Company or such subsidiary or affiliate or approach any such employee, consultant, agent or independent contractor for any of the foregoing purposes, or authorize or assist in the taking of any such actions by any third party (for purposes of this Section 7(a), the terms "employee," "consultant," "agent" and "independent contractor" shall include any persons with such status at any time during the six (6) months preceding any solicitation in question); or

(b) participate, or make any financial investment in, or become employed by or render consulting, advisory or other services to or for any person, firm, corporation or other business enterprise, wherever located, which is engaged, directly or indirectly, in competition with the Company's Business or the businesses of the Company's subsidiaries or affiliates as conducted or any business proposed to be conducted at the time of the expiration or termination of the Executive's employment hereunder; provided, however, that nothing in this
Section 7(b) shall be construed to preclude the Executive from making any investments in the securities of any business enterprise whether or not engaged in competition with the Company or any of its subsidiaries or affiliates, to the extent that such securities are actively traded on a national securities exchange or in the over-the-counter market in the United States or on any foreign securities exchange and represent, at the time of acquisition, not more than 30% of the aggregate voting power of such business enterprise.

Notwithstanding the foregoing, the Executive shall not be subject to the terms and provisions of paragraph (b) of this Section 7 if the Term of Employment is terminated pursuant to Section 5(d) hereof.



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


8. Specific Performance. The Executive acknowledges that the services to be rendered by the Executive are of a special, unique and extraordinary character and, in connection with such services, the Executive will have access to confidential information vital to the Company's Business and the businesses of the Company's subsidiaries and affiliates. By reason of this, the Executive consents and agrees that if the Executive violates any of the provisions of Sections 6 or 7 hereof, the Company and its subsidiaries and affiliates would sustain irreparable injury and that monetary damages would not provide adequate remedy to the Company and that the Company shall be entitled to have Section 6 or 7 hereof specifically enforced by any court having equity jurisdiction. Nothing contained herein shall be construed as prohibiting the Company or any of its other subsidiaries or affiliates from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Executive.

9. Deductions and Withholding. The Executive agrees that the Company or its subsidiaries or affiliates, as applicable, shall withhold from any and all compensation paid to and required to be paid to the Executive pursuant to this Agreement, all Federal, state, local and/or other taxes which the Company determines are required to be withheld in accordance with applicable statutes or regulations from time to time in effect and all amounts required to be deducted in respect of the Executive's coverage under applicable employee benefit plans. For purposes of this Agreement and calculations hereunder, all such deductions and withholdings shall be deemed to have been paid to and received by the Executive.

10. Entire Agreement. Except for the Stockholders' Agreement, the Bonus Plan, the Share Incentive Plan, outstanding stock option agreements, existing split dollar life insurance and deferred compensation arrangements, existing arrangements with Estee Lauder AG Lachen and the Thrift Plan, Qualified Plan, Non-Qualified Plan and the other benefit plans referred to in Section 4 hereof, this Agreement embodies the entire agreement of the parties with respect to the Executive's employment, compensation, perquisites and related items and supersedes any other prior oral or written agreements, arrangements or understandings between the Executive and the Company or any of its subsidiaries or affiliates, and any such prior agreements, arrangements or understandings are hereby terminated and of no further effect. This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the parties hereto.

11. Waiver. The waiver by the Company of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver of any subsequent breach by him. The waiver by the Executive of a breach of any provision of this Agreement by the Company shall not operate or be construed as a waiver of any subsequent breach by the Company.

12. Governing Law; Jurisdiction.

(a) This Agreement shall be subject to, and governed by, the laws of the State of New York applicable to contracts made and to be performed therein.


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


(b) Any action to enforce any of the provisions of this Agreement shall be brought in a court of the State of New York located in the Borough of Manhattan of the City of New York or in a Federal court located within the Southern District of New York. The parties consent to the jurisdiction of such courts and to the service of process in any manner provided by New York law. Each party irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding brought in such court has been brought in an inconvenient forum and agrees that service of process in accordance with the foregoing sentences shall be deemed in every respect effective and valid personal service of process upon such party.

13. Assignability. The obligations of the Executive may not be delegated and, except with respect to the designation of beneficiaries in connection with any of the benefits payable to the Executive hereunder, the Executive may not, without the Company's written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein. Any such attempted delegation or disposition shall be null and void and without effect. The Company and the Executive agree that this Agreement and all of the Company's rights and obligations hereunder may be assigned or transferred by the Company to and shall be assumed by and be binding upon any successor to the Company. The Company shall require any successor by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place. The term "successor" means, with respect to the Company or any of its subsidiaries, any corporation or other business entity which, by merger, consolidation, purchase of the assets or otherwise acquires all or a majority of the operating assets or business of the Company.

14. Severability. If any provision of this Agreement or any part thereof, including, without limitation, Sections 6 and 7 hereof, as applied to either party or to any circumstances shall be adjudged by a court of competent jurisdiction to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or remaining part thereof, which shall be given full effect without regard to the invalid or unenforceable part thereof, or the validity or enforceability of this Agreement.

If any court construes any of the provisions of Section 6 or 7 hereof, or any part thereof, to be unreasonable because of the duration of such provision or the geographic scope thereof, such court may reduce the duration or restrict or redefine the geographic scope of such provision and enforce such provision as so reduced, restricted or redefined.

15. Notices. All notices to the Company or the Executive permitted or required hereunder shall be in writing and shall be delivered personally, by telecopier or by courier service providing for next-day delivery or sent by registered or certified mail, return receipt requested, to the following addresses:




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


The Company:

The Estee Lauder Companies Inc.
767 Fifth Avenue
New York, New York 10153
Attn: Paul E. Konney
Tel:  (212) 572-4200
Fax:  (212) 572-3989

The Executive:

Leonard A. Lauder
The Estee Lauder Companies Inc.
767 Fifth Avenue
New York, NY 10153
Tel: (212) 572-2406
Fax: (212) 572-6745

Either party may change the address to which notices shall be sent by sending written notice of such change of address to the other party. Any such notice shall be deemed given, if delivered personally, upon receipt; if telecopied, when telecopied; if sent by courier service providing for next day delivery, the next business day following deposit with such courier service; and if sent by certified or registered mail, three days after deposit (postage prepaid) with the U.S. mail service.

16. No Conflicts. The Executive hereby represents and warrants to the Company that his execution, delivery and performance of this Agreement and any other agreement to be delivered pursuant to this Agreement will not (i) require the consent, approval or action of any other person or (ii) violate, conflict with or result in the breach of any of the terms of, or constitute (or with notice or lapse of time or both, constitute) a default under, any agreement, arrangement or understanding with respect to the Executive's employment to which the Executive is a party or by which the Executive is bound or subject. The Executive hereby agrees to indemnify and hold harmless the Company and its directors, officers, employees, agents, representatives and affiliates (and such affiliates' directors, officers, employees, agents and representatives) from and against any and all losses, liabilities or claims (including, interest, penalties and reasonable attorneys' fees, disbursements and related charges) based upon or arising out of the Executive's breach of any of the foregoing representations and warranties.

17. Effective Date. This Agreement shall be effective as of July 1, 2000.

18. Paragraph Headings. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.


IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above

                                 THE ESTEE LAUDER COMPANIES INC



                                 By:  /s/ Andrew J. Cavanaugh
                                     ---------------------------------
                                 Name:  Andrew J. Cavanaugh
                                 Title: Senior Vice President - Global Human
                                        Resources





                                   /s/ Leonard A. Lauder
                                   -----------------------------------
                                            LEONARD A. LAUDER






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